UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/28/2009

Wells Real Estate Fund XI LP
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25731

GA	582250094
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway, Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On August 26, 2009, The Fund IX, Fund X, Fund XI and REIT Joint Venture (the "Joint Venture"), a joint venture partnership between Wells Real Estate Fund IX, L.P., Wells Real Estate Fund X, L.P., Wells Real Estate Fund XI, L.P. (the "Registrant"), and Piedmont Operating Partnership, LP, and Avaya, Inc. ("Avaya"), an unrelated third party, entered into the third amendment to the net lease agreement (the "Third Amendment") for 100% of an office building containing approximately 57,000 square feet located in Oklahoma City, OK (the "Avaya Building"). The Registrant owns an equity interest of approximately 8.79% in the Joint Venture which owns 100% of the Avaya Building.

Under the Third Amendment, the lease termination date extends from January 31, 2010 to January 31, 2015, and the monthly base rent payable decreases from $64,000 to $63,000 effective February 1, 2010 and increases from $63,000 to $64,000 effective February 1, 2013. Avaya is also entitled to a landlord-funded tenant improvement allowance of $572,000. The Third Amendment also allows the tenant to terminate the lease effective January 31, 2013 by providing at least nine months written notice and funding a payment to the landlord equal to unamortized tenant improvements and leasing commissions. The other terms of the Third Amendment are materially consistent with those of the original lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Fund XI LP

Date: August 28, 2009	By:	/s/ Douglas P. Williams
Douglas P. Williams
Senior Vice President